EXHIBIT 3.12

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0622132010-3
Barbara K. Cegavske	Filing Number 20201121021
Secretary of State State Of Nevada	Filed On 12/24/2020 11:50:00 AM
	Number of Pages 1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Solar Wind Energy Tower, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article V is hereby amended by adding the following: "Upon the filing of this Amendment with the Secretary of State of the State of Nevada (the "Effective Time"), each four hundred (400) outstanding shares of Common Stock (the "Old Common Stock") shall be split and converted into one (1) share of Common Stock (the "New Common Stock"). This reverse stock split (the "Reverse Split") of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock and the Preferred Stock, that the Company is authorized to issue."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 61

4. Effective date and time of filing: (optional) Date: 12/24/2020 Time: 2:32 pm

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature] Director & C.O.O.

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.